Ball Corporation
                           Current Report on Form 8-K
                             Dated January 17, 1997



                                                                   Exhibit EX-99

Following is the text of a press release disseminated by the registrant on January 3, 1997:



  BALL COMPLETES PURCHASE OF CONTROLLING INTEREST OF M.C. PACKAGING LTD.


          MUNCIE, Ind., Jan. 3, 1997--Ball Corporation [NYSE: BLL] said today that its Hong Kong subsidiary, FTB Packaging Limited, had completed the previously announced purchase of Lam Soon (Hong Kong) Limited's controlling interest in M.C. Packaging (Hong Kong) Limited.
         FTB paid HK$2.80 per share, or approximately US$73 million, for Lam Soon's direct and indirect economic interest of approximately 30 percent and controls directly and indirectly approximately 51.2 percent of the voting rights of M.C. Packaging, a Hong Kong-based manufacturer of packaging products.
         Ball, through FTB, soon will make an offer for the outstanding public shares of M.C. Packaging, also at HK$2.80 per share. If all public shares are tendered, FTB, for a total consideration of approximately US$190 million, will own, directly and indirectly, approximately 74 percent of the economic interest of M.C. Packaging and will control all of the voting rights. The offer is expected to be completed in February.
         M.C. Packaging has 14 manufacturing operations, one in Hong Kong and 13 through affiliates in the People's Republic of China. It produces various forms of packaging, including aluminum beverage cans, steel food and beverage cans, and plastic bottles. M.C. Packaging has approximately 19 percent of the market for two-piece beverage cans in China, and 50 percent of both the beverage can and food can markets in Hong Kong. Sales in 1995 were US$195 million.
         Through its FTB subsidiary, Ball currently operates seven plants in China, primarily producing beverage cans and ends, with a 30-percent market share.
         Ball Corporation produces rigid metal and plastic packaging products for foods and beverages and provides aerospace and other technology products and services to government and commercial customers.
                                                   * * *

  Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's 8-K report filed with the Securities and Exchange Commission on July 16, 1996.

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  Media Contact:  Scott McCarty, 317/747-6175, smccarty@ball.com
  Investor Contact:  Doug Poling, 317/747-6465, dpoling@ball.com

  Ball Home Page:  http://www.ball.com